Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND
NONCOMPETE AGREEMENT

     This Second Amendment (the “Second Amendment”) to the Employment, Confidentiality and Non-compete Agreement dated the 1st day of May, 2004 (the “Agreement”) is made effective as of March 22, 2011, between BUILD-A-BEAR WORKSHOP, INC. (“Company”) and MAXINE CLARK (“Employee” or “Ms. Clark”).

Recitals

                WHEREAS, Company and Employee previously entered into the Agreement whereby Company hired Employee to provide various services to Company under the title of Chief Executive Bear and Company and Employee amended the Agreement as of February 6, 2001;

WHEREAS, pursuant to the terms of the Agreement, Company has agreed that Employee’s target bonus shall be not less than 125% of Employee’s base compensation.

WHEREAS, Company and Employee now mutually desire to again amend the Agreement to provide that Employee’s target bonus for 2011 performance shall be 100%.

     NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 3(b) of the Agreement is hereby amended as follows:

(b)   Bonus.    Should Company exceed its sales, profits and other objectives for any fiscal year, Employee shall be eligible to receive a bonus for such fiscal year as determined by the Compensation Committee of the Board of Directors; provided however such potential bonus opportunity for Employee in any fiscal year shall be set by the Compensation Committee such that, if Company exceeds its objectives, Company will pay Employee an amount not less than 125% of Employee’s base compensation; and provided further that for fiscal 2011 only, Employee’s potential bonus opportunity shall be reduced to 100% of Employee’s base compensation.  Such bonus opportunity will be sufficiently large that if Employee achieves such bonus, she will be Company’s highest paid employee. Any bonus payable to Employee will be payable in cash, stock or stock options or combination thereof, all as determined by the Board of Directors of any duly authorized committee thereof, and unless a different payout schedule is applicable for all executive employees of Company, any such bonus payment will be payable in a single, lump sum payment. In the event of termination of this Agreement because of Employee’s death or disability (as defined by Section 4.1(b)), termination by Company without Cause pursuant to Section 4.1(d) or pursuant to Employee’s right to terminate this Agreement for Good Reason under Section 4.1(e), the bonus criteria shall not change and any bonus shall be pro-rated based on the number of full calendar weeks during the applicable fiscal year during which Employee was employed hereunder.

Such bonus, if any, shall be payable after Company’s accountants have determined the sales and profits and have issued their audit report with respect thereto for the applicable fiscal year, which determination shall be binding on the parties. Any such bonus shall be paid within seventy-five (75) days after the end of each calendar year or thirty (30) days after the issuance of the auditor’s report, whichever is later, regardless of Employee’s employment status at the time payment is due. If timely payment is not made, Company shall indemnify Employee against any additional tax liability that Employee may incur proximately as a result of the payment being made late.

Notwithstanding anything to the contrary herein, in no event shall Employee actually receive a bonus in any fiscal year of less than an amount, when paid, as would render her the most highly compensated executive at the Company by at least one dollar ($1.00) in terms of cash compensation (base salary plus the cash component of her bonus). For avoidance of doubt, Employee shall be the highest paid executive within Company during each fiscal year of her employment, beginning with Fiscal Year 2005.

2.	Except to the extent expressly provided herein, the Agreement remains in full force and effect, in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the date indicated above.

MAXINE CLARK	BUILD-A-BEAR WORKSHOP, INC.

By: /s/ Maxine Clark	By: /s/ Tina Klocke

Maxine Clark	Tina Klocke
Chief Operations and Financial Bear, Treasurer and Secretary

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